John H. Lively Partner EMAIL ADDRESS jlively@blackwellsanders.com	4801 MAIN STREET SUITE 1000 KANSAS CITY, MO 64112	DIRECT LINE (816) 983-8177 TELEPHONE (816) 983-8000	FAX (816) 983-8080 WEBSITE ADDRESS www.blackwellsanders.com

January 27, 2008

Giordano Investment Trust 2530 Riva Road, Suite 312 Annapolis, Maryland 21401

Ladies and Gentlemen:

We hereby consent to the use of our name and to the reference to our firm under the caption “Management and Other Services – Legal Counsel” in the Statement of Additional Information for the series portfolio of Giordano Investment Trust (the “Trust”), which is included in Post-Effective Amendment No. 2 to the Registration Statement under the Securities Act of 1933, as amended (No. 333-126677), and Amendment No. 3 to Registration Statement under the Investment Company Act of 1940, as amended (No. 811-21789), on Form N-1A of the Trust.

Sincerely,

/s/ Blackwell Sanders LLP

BLACKWELL SANDERS LLP

STLD01-1387878-1